Exhibit 99.1

Nemaura Medical Plans Head-to-Head Study with Major Glucose Monitoring System

Studies planned to compare sugarBEAT® and major continuous glucose monitor sensor, seeking to position sugarBEAT® as both a possible alternative and complementary device for people with diabetes

Loughborough, England, February 25, 2020 -- Nemaura Medical, Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing micro-systems-based wearable diagnostic devices and currently commercializing sugarBEAT® its non-invasive and flexible continuous glucose monitor (“CGM”), together with BEAT®diabetes, a planned health subscription service designed to help people with Type 2 diabetes and prediabetes through personalized lifestyle coaching, today, announced it’s planning to initiate a user study comparing sugarBEAT® directly against a highly successful major incumbent CGM sensor with the goal of positioning sugarBEAT® as a non-invasive, daily/flexible, cost-effective alternative to traditional, expensive invasive CGM.

“Our decision to go head-to-head vs. a hugely successful CGM sensor was based on positive feedback we received from recent meetings with public health insurers in key territories in Europe,” stated Dr. Faz Chowdhury, CEO of Nemaura. “We believe that most people with diabetes do not currently use any continuous glucose monitoring system due to the high costs and the invasiveness of current products. We believe that sugarBEAT® changes this paradigm and is the first non-invasive CGM to provide the [masses] an option for daily monitoring whenever they choose at an affordable price point. We believe that this level of flexibility is a better option than any alternative CGM devices with either 7 day, 10 day, or 14 day sensor wear time currently available.”

“We believe that sugarBEAT®’s flexibility empowers users with very powerful trend data at a lower cost compared to current CGM’s, which we believe will encourage broad adoption of the system”.

Several studies are planned over the course of this year designed to demonstrate the effectiveness of sugarBEAT® to increase Time-In-Range, thus reducing HbA1C with intermittent (non-consecutive days) use over a few days per week or even month. Initial results from studies comparing the various market leading CGM devices indicates sugarBEAT’s® accuracy (MARD mean absolute relative difference), to be on par with the major incumbent invasive CGM sensors, using single finger-stick blood glucose meter calibration in real-life settings.

The first phase of the commercial launch of sugarBEAT® began in the UK after the Company received CE Mark approval in 2019. In this initial phase, devices were supplied to a limited cohort of users while the Company sought to ramp up its manufacturing operations.

The UK licensee of sugarBEAT®, DB Ethitronix, are currently finalizing the launch of online sales of sugarBEAT®. Concurrently, Nemaura is finalizing the launch of its subscription-based service, BEAT®diabetes, aimed at reversing Type 2 diabetes and preventing prediabetes from the onset of diabetes.

About Nemaura Medical, Inc.:

Nemaura Medical, Inc. (NMRD), is a medical technology company commercializing BEAT®diabetes, a health subscription service designed to help people with diabetes and prediabetes better manage diabetes and reverse Type 2 diabetes or prevent diabetes through 1-on-1 lifestyle coaching and behavior driven by real time continuous glucose monitoring (CGM) and daily glucose trend data provided by sugarBEAT®, a non-invasive and flexible CGM.

For more information visit: www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts, and may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Nemaura’s ongoing studies, including the safety and efficacy of Nemaura’s sugarBEAT® system, the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell sugarBEAT®, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to sugarBEAT®. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

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